EXHIBIT-10.4

KINDER MORGAN/KN ENERGY

GAS PURCHASE CONTRACT

INCLUDING AMENDMENTS

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GAS PURCHASE AGREEMENT

 This Gas Purchase Agreement ("Agreement") is entered into as of the 1st day of December, 1994, by and between K N Gas Supply Services, Inc., a Colorado Corporation (Buyer) and Unico, Inc., (Seller).

In consideration of the agreements and of the mutual covenant contained herein, the parties agree as follows:

I. Term

1.0  This Agreement shall become effective on December 1, 1994, and shall continue in full force and effect until November 30, 1995, and on a month-to-month basis thereafter, unless and until terminated after the initial term by either party y thirty (30) days written notice given to the other party.

II. Commitment

2.0   Subject to all of the other terms and provisions herein set forth, Seller hereby commits to the performance of this Agreement the gas reserves attributable to Seller's interest in the wells described on Exhibit "A".  Both  parties acknowledge that Gas Purchase Contract dated January 29, 1987 (P-1103) was terminated effective December 1, 1994.

III. Operation of Properties

3.0   During the term of this Agreement, Seller will maintain and operate or require the maintenance and operation of its wells in an efficient manner and according to approved practices.

IV. Quantity

4.0   Seller shall deliver gas hereunder to Buyer in such volumes and at such times as requested by Buyer, up to Seller's interest in the delivery capacity of the wells described in Exhibit "A" attached hereto; provided, however, that the wells under this Agreement shall not be require to produce gas at a rate which in Seller's sole opinion would be injurious to said wells.

4.1   Buyer shall use its reasonable efforts to purchase and receive such volumes of gas, in excess of its requirements for its customers on the Sunflower Pipeline, as Seller may make available to Buyer.  Nothing herein shall be construed to impose upon either party an obligation to deliver or receive any minimum quantities of natural gas.

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V. Delivery Points(s)/ Passage of Title

5.0   The Delivery Point (s) for gas sold and purchased hereunder shall be at or near the wellhead of each well described on the attached Exhibit "A".  Title to all gas shall pass to Buyer at said Delivery Point (s).  Gas will be delivered at a pressure which is sufficient to effect delivery into Buyer's or any third-party transporter's facilities at the Delivery Point(s); provided, however, that neither party shall be obligated to install, operate or in any way provide compression facilities to cause the delivery or receipt of gas hereunder.

VI. Price

6.0   Buyer shall pay Seller for gas purchased and received a monthly price equal to:  The average of the index price as published by McGraw Hill in the first of the month publication of  Inside F.E.R.C. Gas Market Report under "Prices of Spot Gas Delivered to Pipelines" for Colorado Interstate Gas Co. per MMBtu dry; plus $0.05 per MMBtu, minus $0.295 per MMBtu gathering charge.  No fuel charge will be accessed.

6.1  If  Inside F.E.R. C. Gas Market Report ceases publication or ceases to report such prices for the above designated pipeline(s) in determining the Index MMBtu price in paragraph 6.0 above, then the parties shall within sixty (60) days agree upon replacement indices that represent the monthly spot market price for gas delivered into pipelines in the mid-continent region.  In the event Buyer and Seller are unable to agree on replacement indices within sixty (60) days, this Agreement may be terminated by either party by forwarding a written notice of days from the date of the termination notice.

VII. Transportation

7.0  Seller shall bear and be responsible for the payment of all costs, fees and charges associated with delivering gas hereunder to the Delivery Point(s), and Buyer shall bear and be responsible for the payment of all costs, fees and charges incurred after delivery of the gas at the Delivery Point(s).  A condition precedent to the sale and purchase of gas hereunder shall be each party securing the necessary and acceptable transportation and/or gathering arrangements with third party transporters, and the availability of capacity on the system of such third party transporters.

7.1  In the event a party is required to pay a penalty imposed by a transporting pipeline or pipelines in accordance with the provisions of the pipeline's applicable Federal Energy Regulatory Commission ("FERC") approved transportation tariff, or the applicable transportation tariff filed with and approved by the State regulatory agency having jurisdiction, and/or by a gatherer, as a result of the other party's failure to accept or deliver the proper quantities of gas hereunder at the Point(s) of Delivery, the non-complying party shall reimburse the penalized party for the amount of such penalties (or the penalized party's share thereof), subject to the receipt of an invoice detailing such penalties and documentation substantiating the payment of the penalty by the penalized party.  The penalized party shall be obligated, in good faith, to mitigate and to minimize the amount of such penalties.

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VIII. Notices

8.0  Except as otherwise provided herein, any notice which either party desires to give to the other shall be in writing and shall be duly delivered when mailed to the address of, or sent by telecopy to, the party to be notified as follows.

Buyer:  KN GAS SUPPLY SERVICES, INC.                                  Seller:  UNICO, INC.
  P.O. Box 281304                                                                                          P.O. Box 35
  Lakewood, Colorado  80228-8304                                                              Farmington, NM 87401

Attn: Vice President                                                                                         Attn: Rick L. Hurt

 Telephone #(303) 989-1999                                                                         Telephone #(505) 326-2668
 Telecopier #(303) 763-3511                                                                         Telecopier #(505) 326-2660

8.1  Either party may change its address and/or telephone and telecopier numbers by giving advance notice to the other party.

IX. Quality

9.0  All natural gas delivered to Buyer shall be merchantable gas, and conform to the quality specifications of any third-party transporter(s) at the Delivery Point(s).  In the event that gas fails to meet these minimum quality specifications, then Buyer may elect to either terminate this Agreement or to suspend its purchase of gas hereunder until such time that Seller brings such gas into conformance with these quality specifications.

X. Measurement

10.0  The unit of volume for the purpose of measurement of gas delivered shall be a cubic foot of gas, and the "cubic foot of gas" shall be computed on a pressure base of  14.73 psia and at a temperature base of sixty degrees (60°) Fahrenheit.  The gas delivered, as measured at pipeline pressures, shall be corrected to the unit of measurement in accordance with applicable provisions of the American Gas Association "Gas Measurement Committee Report No. 3" including any amendments or superseding standards agreeable to the parties.  The heating value of the gas shall be determined on a "dry" basis at 14.73 psia.  The MMBtu of gas delivered hereunder shall be determined by multiplying the total number of cubic feet of gas delivered by the heating value of the gas per cubic foot.

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10.1 Deliveries of gas shall be calculated from the measurements taken at the meter operated by Buyer or any third-party transporter(s) at the Delivery Point(s), and from the heating value determined by the instruments operated by Buyer or any third-party transporter.

XI. Title

11.0 Seller warrants generally the title to, and its right to sell, all gas delivered hereunder, and warrants that such gas is free from liens and adverse claims.  Seller agrees to indemnify Buyer from all suits, actions, debts, accounts, damages, costs, losses and expenses, including, but not limited to, all court costs and reasonable attorney's fees in connection therewith, arising from or out of adverse claims of any and all persons to said gas or to royalties or taxes or charges thereon.  In case of any adverse claim or claims to the title or proceeds attributable to any gas bought and sold hereunder, Buyer may, without otherwise affecting this Agreement, retain the purchase price thereof, without interest, until such claim or claims are finally determined or, at Buyer's option, until Seller shall furnish Buyer a bond, in form and with sureties acceptable to Buyer, conditioned to save Buyer harmless.

XII. Taxes/Royalties and Other Interests

12.0 All production, severance, excise, ad valorem, and other taxes, imposed or levied by the state or any governmental agency on the gas produced, sold or delivered hereunder, shall be paid by Seller.  Seller shall notify Buyer in writing if Buyer is a first purchaser of the gas, or if Buyer is required to remit any taxes which Seller is responsible for, or both.  Under any law, rule or regulation, if Buyer is required to remit to any authority any taxes or fees assessed to Seller, then Buyer shall deduct the amount of the taxes or fees from any payments due Seller and remit them to the respective authority, unless there are not any payments due, in which case Seller shall immediately reimburse Buyer for the amounts remitted.

12.1 Seller agrees to make, or cause to be made, payment of all royalties and other payments for interest in production due the owners thereof in accordance with the terms of the oil and gas leases ad other instruments affecting production from the wells delivering gas to Buyer hereunder and assumes full responsibility and liability for said payments, and Seller agrees to indemnify, defend and save Buyer harmless from any and all liability or loss or any kind or character, including, but not limited to, all court costs and reasonable attorney's fees in connection therewith, incident to the payment or non-payment of said royalties or other payments.

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XIII. Statements

13.0 Buyer shall pay Seller by the thirty (30th) day of each month for all gas delivered hereunder during the preceding month.  Any change in the manner of payment to Seller shall be undertaken by Buyer only after Seller gives Buyer notice by proper transfer order supported by satisfactory evidence of the change.  Such change shall be effective the first day of the month following Buyer's receipt of such notice.

13.1 Any errors in payment shall be corrected as soon as practicable, and any payment due shall be without interest, so long as such payment is made within thirty (30) days of the date of discovery of the error.  Neither party shall be liable to the other for errors in payments, statements, or invoices, unless questioned in writing within twenty-four (24) months after the date of such payment, statement or invoice.

13.2  Each party shall have access to and the right to audit during regular business hours all measurement, billing and payment records maintained by the other party which relate to gas received under this Agreement.  All records will be maintained for two (2) years after payment has been made for the month to which the records pertain.

XIV. Assignment

14.0 This Agreement, and the parties' respective rights and obligations hereunder, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, Buyer shall not be bound by any transfer of Seller's interest dedicated hereunder until the first of the month following the date Buyer has been furnished with the original or a certified copy of such transfer and suitable evidence of transferee's interest.  This Agreement shall not be assigned by either party without the express written consent of the other party; provided, that said consent shall not be unreasonably withheld; and provided, further, however, that Buyer may assign this agreement to any affiliate or subsidiary without the prior consent of Seller.

XV. Liability

15.0 Seller and Buyer each assumes full responsibility and liability for the maintenance and operation of its respective property and shall indemnify and save harmless the other party from all liability and expense on account of any and all damages, claims or actions, including injury to and death of persons, arising from any act or accident in connection with the installation, presence, maintenance and operation of the property and equipment of the indemnifying party.

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XVI. Force Majeure

16.0 All obligations imposed by this Agreement on each party, except for the payment of money for gas delivered hereunder, shall be suspended while compliance is prevented or hindered, in whole or in part as a result of the following:  Acts of God; strike; lockout; fire; war; acts of the public enemy; riot; civil disturbance; explosion; break down or accident to wells, machinery, lines or pipe or plants; freezing of wells or lines of pipe; partial or whole failure of wells; regulation or order of a governmental agency; inability to secure, or the delays in acquiring at reasonable costs, materials, equipment, easements, right-of-way, grants, servitude, permits or licenses; inability of a transporting pipeline to transport gas which is excused by any event or occurrence of the character herein defined as constituting force majeure; partial or entire failure of gas supply or gas demand over which neither party has control; any act or omission (including failure to take gas) of a purchaser of gas from Buyer which is excused by any event or occurrence of the character herein defined as constituting force majeure; inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations; or any other cause or causes beyond reasonable control of the party, whether of the kind herein enumerated or otherwise.  This Agreement shall not be terminated by reasons of suspension due to any one or more of the causes above set forth.

16.1  In order to suspend by reason of force majeure, the party claiming must give notice in writing or by facsimile, or orally, confirmed by writing or facsimile, or telecopy to the other party as soon as reasonably possible after the occurrence of the cause relied on and such cause shall be remedied with all reasonable dispatch.  No party shall be required against it's will to adjust or settle any labor dispute.

XVII. Miscellaneous

17.0  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, AS TO INTERPRETATION AND P0ERFORMANCE, IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCLUDING ANY CONFLICTS-OF-LAW, RULE, OR PRINCIPAL WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER STATE.  SELLE AND BUYER CONSENT TO AND AGREE THAT ANY ACTION AT LAW, SUIT IN EQUITY OR OTHER JUDICIAL PROCEEDING BROUGHT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY PROVISION THEREOF SHALL BE INSTITUTED ONLY IN THE COURTS LOCATED IN THE STATE OF COLORADO, COUNTY OF JEFFERSON.

17.1  IN THE EVENT EITHER PARTY HAS TO INITIATE ANY ACTION TO ENFORCE ITS RIGHTS HEREUNDER, THEN THE PREVAILING PARY SHALL BE ENTITLED TO RECOVER ITS COSTS, INCLUDING, BUT NOT LIMITED TO, ITS COURT COSTS AND EXPENSES AND REASONABLE ATTORNER'S FEES.

17.2 This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no prior or contemporaneous agreements or representations affecting such subject matter.  Any change to or modification of this Agreement shall be in writing.  Course of dealing and/or course of performance between the parties, and/or trade usage, shall not be considered in determining the meaning and intent of the terms and conditions stated herein.

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17.3 A waiver by either party of any one or more defaults by the other in the performance of any provisions of this Agreement shall not operate as a waiver of any future default, whether of alike or different character.

17.4  The descriptive headings for the articles, sections, and paragraphs contained in this Agreement and Appendix were constructed and arranged for convenience only and shall not be considered to affect the meaning or interpretation of the provisions herein.

17.5 This Agreement is deemed to be drafted and prepared equally and jointly, regardless of which party prepared or submitted the document to the other, and shall not be construed against one party or the other as a result of the preparation, submittal or execution.

17.6 Except for the parties, their successors and assigns, no person, including without limitation any owner of a royalty interest, overriding royalty interest or production right, shall have any rights as a third-party beneficiary or otherwise under this Agreement.

17.7 This Agreement shall be subject to all applicable state and federal laws, orders, directives, rules, and regulations of any federal or state governmental agency having jurisdiction.

17.8 If any part of this Agreement is held to be void or unenforceable by any court or under any law, that part shall be deemed stricken and all remaining provisions shall be valid and binding upon the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BUYER                                                                                                         SELLER

KN GAS SUPPLY SERVICE, INC.                                                             UNCIO, INC.

By:      L. Wesley Haun                                                                                  By:William N. Hagler

Title:      Vice President                                                                                   Title:        President

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AMENDMENT DATED APRIL 15, 1996
K N Gas Supply Services, Inc.
PO Box 281304
Lakewood, CO 80228

April 15, 1996

Unico, Inc.
Attn: Mr. William Hagler
PO Box 35
Farmington, NM 87499

Re:1996 Contract Pricing - Gas Purchase Contract #1103

Dear Bill:

Unico, Inc. ("Seller") and KN Gas Supply Services, Inc. ("Purchaser") are parties to that certain Gas Purchase Agreement dated December 1, 1994 (the "Agreement"), as amended.  Seller and Purchaser now desire to amend certain terms and conditions of the Agreement as follows:

Term - Paragraph 1.0
Beginning April 1, 1996 and continuing in full force and effect until March 31, 1997, and on a month-to-month basis thereafter, unless and until terminated after the initial term by either party by thirty (30) days written notice given to the other party.

Pricing - Paragraph 6.0
Paragraph 6.0 (including subsection A and B) shall be deleted and replaced with:

6.0 Buyer shall pay Seller for gas purchased and received a monthly price equal to

  A. Pricing for Months March through October of Each Year
  The average of the index prices as published by McGraw Hill in the first of the month publication of  Inside F.E.R.C. Gas Market Report under "Prices of Spot Gas Delivered to Pipelines" for Panhandle Eastern Pipeline (TX, OK) and Northern Natural Gas Co. (TX, OK, KS) per MMBtu dry; minus applicable transport, gathering, ACA, GRI and fuel charges.

  B. Pricing for Months November through February of Each Year
  The average of the index prices as published by McGraw Hill in the first of the month publication of  Inside F.E.R.C. Gas Market Report under "Prices of Spot Gas Delivered to Pipelines" for Panhandle Eastern Pipeline (TX, OK) and Northern Natural Gas Co. (TX, OK, KS) per MMBtu dry; plus $0.02 per MMBtu, minus applicable transport, gathering, ACA, GRI and fuel charges.

All other terms and conditions of the Agreement shall remain in full force and effect, as amended.  Please signify your agreement with the foregoing, in the space below.

Sincerely,

Tom Williams
Tom Williams
KN Gas Supply Services, Inc.

Agreed and accepted this 15th day of May , 1996.

Unico, Inc.

By William N. Hagler

Name William N. Hagler

Title President

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AMENDMENT DATED JUNE 15, 1999

KN Gas Gathering, Inc.
PO Box 281304
Lakewood, CO 80228

15 June 1999

Rick Hurt
Intermountain Refining Co., Inc.
PO Box 35
Farmington, NM 87499

Re: Letter Amendment to Gas Purchase Contract Number 1103 between KN Gas Gathering, Inc. and Intermountain Refining Co., Inc.

Dear Mr. Hurt:

Pursuant to our recent discussions, KN Gas Gathering, Inc. (KNGG) will amend your Contract to reflect the following purchase terms.  The effective term of the pricing conditions will be January 1, 1999 to December 31, 1999.

KNGG will purchase the gas dedicated under the Contract at the first of the month index price for Panhandle Eastern Pipeline Co. (Texas, Oklahoma), Prices of Spot Gas Delivered to Pipelines as published in Inside F.E.R.C.'s Gas Market Report less $.15 per MMBtu, less gathering charges of $.2029 per MMBtu, and fuel, lost and unaccounted charges of eight tenths of one percent (.8%) of gas received by Gatherer at Gatherer's receipt point  The gathering rate will escalate annually each January 1, at the Gross Domestic Product Implicit Price Deflator as published by the U.S. Department of Commerce for the most recent twelve month period.  However, the gathering rate shall never be lower than the original gathering rate of $.2029 per MMBtu as set forth in this Letter Amendment.  All other terms of the Contract shall remain the same.

Upon your acceptance of the new pricing terms, as indicated by the signature of the authorized representative below, KNGG will adjust your payment terms effective January 1, 1999.  Please execute both copies of the enclosed Letter Amendment, and return one copy to me.

Sincerely,

Carter G. Mathies
Carter G. Mathies
Executive Vice President

AGREED TO AND ACCEPTED THE    19th     DAY OF JUNE 1999.

BY:    Rick L. Hurt

NAME:   Rick L. Hurt

TITLE:   Secretary/Treasurer

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AMENDMENT TO GAS PURCHASE AGREEMENT P-1103

This Amendment is made and entered into to be effective February 1, 2000, by and between KN GAS GATHERING, INC. ("Buyer") and INTERMOUNTAIN REFINING CO., INC.  as successor in interest to Unico, Inc. ("Seller")

WITNEETH:
WHEREAS, Buyer and Seller entered into that certain Gas Purchase Agreement dated December 1st, 1994, (the "Agreement"), Contract #1103, covering the purchase of natural gas produced in Kansas; and

WHEREAS, Buyer and Seller desire to amend the Agreement hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement, the parties hereto amend the Agreement as follows:

Effective February 1, 2000, Article I, Section 1.0 shall be deleted in its entirety and replaced with the following:

1.0 This Agreement shall remain operative and in full force and effect from February 1, 2000, for a primary term of five (5) years ("Primary Term"), and thereafter shall continue from year-to-year unless and until either party terminates the Agreement by providing written notice 60 days prior to the expiration of the Primary Term or any anniversary of the expiration of the Primary Term.  Notwithstanding anything contained in the Agreement or this Amendment to the contrary, in the event that the purchase of gas under the terms herein becomes uneconomic for whatever reason, in the sole opinion of Buyer, Buyer shall have the option to terminate this Agreement with thirty (30) days advance written notice to Seller.

Except as hereby amended, all terms and conditions contained in the Agreement shall remain in full force and effect.  All future references to the Agreement shall be deemed to include this Amendment.

BUYER                                                                                           SELLER

KN GAS GATHERING, INC.                                                       INTERMOUNTAIN REFINING CO., INC.

BY: Carter G. Mathies                                                                    BY:  Rick L. Hurt

NAME:  Carter G. Mathies                                                            NAME:  Rick L. Hurt

TITLE: President                                                                             TITLE:  Treasurer

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